EXHIBIT 12

                COMPUTATION OF EARNINGS TO FIXED CHARGES RATIO
                          FROM CONTINUING OPERATIONS
                 (IN THOUSANDS OF DOLLARS, EXCEPT RATIO DATA)



                                                                                     YEAR ENDED
                                                      ---------------------------------------------------------------------------
                                                      December 31      December 25      December 26   December 27     December 29
                                                         1995             1994             1993          1992            1991
                                                      -----------      -----------      -----------   -----------     -----------
FIXED CHARGES COMPUTATION

INTEREST EXPENSE:

        NET INTEREST EXPENSE                           $ 57,683          $ 44,111        $ 44,992       $ 37,629        $ 46,701

        PLUS CAPITALIZED INTEREST                         1,889               474             120         14,746          22,142
                                                       --------          --------        --------       --------        --------
             GROSS INTEREST EXPENSE                      59,572            44,585          45,112         52,375          68,843

PROPORTIONATE SHARE OF INTEREST
        EXPENSE OF 50% OWNED PERSONS                     13,824            12,351          13,608         15,546          15,296

INTEREST COMPONENT OF
        RENT EXPENSE                                     11,290            11,118           9,888          9,826           9,698
                                                       --------          --------        --------       --------        --------
             TOTAL FIXED CHARGES                       $ 84,686          $ 68,054        $ 68,608       $ 77,747        $ 93,837
                                                       ========          ========        =========      ========        ========


EARNINGS COMPUTATION

PRETAX EARNINGS                                        $287,796          $290,070        $243,401       $239,715        $210,370

        ADD: FIXED CHARGES                               84,686            68,054          68,608         77,747          93,837

                  LESS: CAPITALIZED INTEREST             (1,889)             (474)           (120)       (14,746)        (22,142)

        LESS: DISTRIBUTIONS IN EXCESS
                      OF (LESS THAN)
                      EARNINGS OF INVESTEES              (9,285)           (4,287)         (4,226)        (1,216)         (6,330)
                                                       --------          --------        --------       --------        --------
             TOTAL EARNINGS AS ADJUSTED                $361,308          $353,363        $307,663       $301,500        $275,735
                                                       ========          ========        =========      ========        ========
             RATIO OF EARNINGS
               TO FIXED CHARGES                           4.3:1             5.2:1           4.5:1          3.9:1           2.9:1
                                                       ========          ========        =========      ========        ========

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